                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*


                               CAPITAL BANCORP
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        $1.00 par value Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                  139734107
--------------------------------------------------------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement. /X/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP NO.  139734107                  13G         PAGE    2     OF    4    PAGES
         --------------                                --------    --------

    1  NAME OF REPORTING PERSON
       SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       ABEL HOLTZ  --  ###-##-####

       -------------------------------------------------------------------------

    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [  ]
                                                                        (b) [  ]

       -------------------------------------------------------------------------

    3  SEC USE ONLY

       -------------------------------------------------------------------------

    4  CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES OF AMERICA

       -------------------------------------------------------------------------

         NUMBER OF                   5  SOLE VOTING POWER
          SHARES                                                      677,077
       BENEFICIALLY                  -------------------------------------------
         OWNED BY                    6  SHARED VOTING POWER
           EACH                                                             0
         REPORTING                   -------------------------------------------
        PERSON WITH                  7  SOLE DISPOSITIVE POWER
                                                                      677,077
                                     -------------------------------------------
                                     8  SHARED DISPOSITIVE POWER
                                                                            0
                                     -------------------------------------------

    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       677,077

       -------------------------------------------------------------------------

   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*

       -------------------------------------------------------------------------

   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       9.1%

       -------------------------------------------------------------------------

   12  TYPE OF REPORTING PERSON*
       IN

       -------------------------------------------------------------------------

                               Page 2 of 4 pages

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      CAPITAL BANCORP

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      1221 BRICKELL AVENUE
                                      MIAMI, FL  33131

ITEM 2(a)   Name of Person Filing:

                                      ABEL HOLTZ

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      169 E. FLAGLER ST., SUITE 1627
                                      MIAMI, FL 33131

ITEM 2(c)   Citizenship:

                                      UNITED STATES OF AMERICA

ITEM 2(d)   Title of Class of Securities:

                                      $1.00 PAR VALUE COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      139734107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [  ]  Broker or Dealer registered under Section 15 of the Act

      (b)   [  ]  Bank as defined in section 3(a)(6) of the Act

      (c)   [  ]  Insurance Company as defined in section 3(a)(19) of the act

      (d)   [  ]  Investment Company registered under section 8 of the
                  Investment Company Act

      (e)   [  ]  Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

      (f)   [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

      (g)   [  ]  Parent Holding Company, in accordance with Section
                  240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)   [  ]  Group, in accordance with Section  240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
      (a)   Amount Beneficially Owned:                                 677,077*

      (b)   Percent of Class:                                              9.1%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                677,077

        (ii)  shared power to vote or to direct the vote:                    0

       (iii)  sole power to dispose or to direct the disposition of:   677,077

        (iv)  shared power to dispose or to direct the disposition of:       0


   *    THIS AMOUNT DOES NOT INCLUDE ANY SHARES OWNED BY MEMBERS OF MR.
        HOLTZ'S FAMILY, INCLUDING FANA HOLTZ, DANIEL HOLTZ AND JAVIER HOLTZ, AS MR. ABEL HOLTZ DOES NOT DIRECTLY OR INDIRECTLY, THROUGH ANY CONTRACT, ARRANGEMENT, UNDERSTANDING, RELATIONSHIP OR OTHERWISE HAVE OR SHARE VOTING POWER, INVESTMENT POWER OR ANY OTHER RIGHTS WITH RESPECT TO SUCH SHARES.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


ITEM 10.CERTIFICATION

        NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      2/12/96
                      ------------------------------
                                      Date

                      /s/  Abel Holtz
                      ------------------------------
                                   Signature

                      Abel Holtz
                      ------------------------------
                                   Name/Title









                               Page 4 of 4 pages